NEWS RELEASE

FOR RELEASE:    IMMEDIATE RELEASE
CONTACT:        Frank C. Marchisello, Jr.
                (336) 834-6834


               TANGER REPORTS 50% INCREASE IN NET INCOME PER SHARE
                         FFO Per Share Increases by 3.6%
                  Tenant Sales Increase 6.3% During the Quarter


Greensboro, NC, October 28, 2003, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income for the three months ended September 30, 2003 was $3.5 million, or $0.33 per share, compared to $2.3 million, or $0.22 per share for the third quarter of 2002, representing a 52.5% increase in total net income and a 50.0% per share increase. For the nine months ended September 30, 2003, net income was $8.0 million, or $0.72 per share, compared to $5.8 million, or $0.55 per share for the first nine months of 2002, representing a 37.1% increase in total net income and a 30.9% per share increase.

Funds from operations ("FFO"), a widely accepted performance measure of a Real Estate Investment Trust ("REIT"), for the three months ended September 30, 2003, was $11.9 million, or $0.87 per share, as compared to FFO of $10.3 million, or $0.84 per share, for the three months ended September 30, 2002, representing a 15.3% increase in total FFO and a 3.6% per share increase. For the nine months ended September 30, 2003, FFO was $33.1 million, or $2.47 per share, as compared to FFO of $28.6 million, or $2.38 per share, for the nine months ended September 30, 2002, representing a 15.8% increase in total FFO and a 3.8% per share increase.

Net income and FFO per share amounts are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            Third Quarter Highlights

o    95% period-end portfolio occupancy rate

o    Same-space  sales  increased 6.3% for the three months ended  September 30,
     2003

o    32 leases signed, totaling 97,555 square feet

o As of September 30, 2003, 78% of the 1,070,000 square footage originally scheduled to expire during 2003 has renewed

o Rental rates on new stores opening were 24% higher than rental rates on stores closing during the quarter

o $303 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2003

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o    35,000 square foot,  100% leased  expansion  space  completed and opened in
     Sevierville, Tennessee

o 39.7% debt-to-total market capitalization ratio as of September 30, 2003 compared to 49.2% as of September 30, 2002

o    2.9 times interest coverage ratio for the third quarter of 2003 compared to
     2.6 times for the third quarter of 2002

o    $0.615 per share in quarterly common dividends declared ($2.46 annualized)

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "Our third quarter results came in as expected and our tenants continue to perform well with same space sales increasing 6.3 % during the quarter and averaging $303 per square foot for the twelve months ended September 30, 2003. While the announced transaction to acquire the Charter Oak portfolio is exciting, our team will also keep focused on our goals of increasing traffic, sales and occupancies at all of our centers."

                           Portfolio Operating Results

During the third quarter of 2003, the average initial base rental rate for new stores opened was $20.32, representing an increase of $3.93 or 24% over the rent paid by stores that closed during the same quarter. In addition, for the first nine months of 2003, Tanger has executed 265 leases, totaling approximately 1.1 million square feet, with a 1.2% increase in base rental revenue per square foot on a cash basis as compared to the previous base rental revenue associated with that space. Through the first nine months of 2003, the Company has renewed 78% of the 1,070,000 square footage originally scheduled to expire during 2003 as compared to 80% of the 935,000 square feet scheduled to expire at this time last year.

Reported same-space sales per square foot for the three months ended September 30, 2003, increased by 6.3%, as compared to the three months ended September 30, 2002. For the rolling twelve months ended September 30, 2003 sales were $303 per square foot, representing a 3.6% increase compared to $293 per square foot for the rolling twelve months ended September 30, 2002. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.

                              Investment Activities

During the third quarter of 2003, Tanger opened an additional 35,000 square foot, 100% leased expansion at its outlet center in Sevierville, Tennessee. The estimated cost of the expansion was $4.0 million, with an expected return in excess of 13%. Including this latest expansion, the Sevierville center totals approximately 419,000 square feet.

On October 3, 2003 Tanger entered into a definitive agreement for the acquisition of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet. Tanger and an affiliate of Blackstone Real Estate Advisors have formed a limited liability company to acquire the portfolio as a joint venture. Tanger will own one-third and Blackstone will own two-thirds of the joint venture. Tanger will be paid a fee to provide operating, management, leasing and marketing services for the properties. The purchase price for this transaction is $491 million, including the assumption of approximately $187 million of debt. Closing is expected to take place during the fourth quarter of 2003.

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

Additionally, Tanger is currently underway with a 79,000 square foot, third expansion at its outlet center in Myrtle Beach, South Carolina. The estimated cost of the expansion is $9.7 million, and the company currently expects to complete the expansion with stores commencing operations during the summer of 2004. The center, which has been developed and is managed and leased by Tanger, is owned through a joint venture of which the Company owns a 50% interest. Accordingly, the capital investment by Tanger for the third phase will be approximately $1.7 million with an expected return in excess of 20%. Upon completion of the expansion, the Myrtle Beach center will total approximately 403,000 square feet.

                              Balance Sheet Summary

As of September 30, 2003, Tanger had a total market capitalization of approximately $825 million, with $327 million of debt outstanding, equating to a 39.7% debt-to-total market capitalization ratio. This compares favorably to a total market capitalization of approximately $705 million with $347 million of debt outstanding on September 30, 2002. The Company had a 49.2% debt-to-total market capitalization ratio as of September 30, 2002. During the third quarter of 2003, Tanger reduced its debt outstanding by $5.3 million. As of September 30, 2003, the Company had $7.3 million outstanding with $77.7 million available on its unsecured lines of credit. The Company continues to improve its interest coverage ratio, which was 2.9 times for the third quarter of 2003, as compared to 2.6 times interest coverage in the same period last year.

                             FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the Company's ongoing development, expansion and acquisition pipeline, Tanger currently believes its FFO for the fourth quarter of 2003 will range between $0.97 to $.99 per share and, based on the actual nine months FFO of $2.47 per share, plus the anticipated fourth quarter, its FFO for the current year will range between $3.44 and $3.46 per share. Tanger currently expects to provide guidance for next year after the closing of the Charter Oak portfolio acquisition.

                          Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Tuesday, October 28, 2003, at 3:00 P.M. eastern time. The conference call can be accessed by dialing 1-877-277-5113 and requesting to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results Conference call. Alternatively, the call will be webcast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com, (click on "Corporate News"). A telephone replay of the call will be available from October 28, 2003 starting at 5:00 P.M eastern time through 11:59 P.M., October 31, 2003, by dialing 1-800-642-1687 (conference ID # 3366303). Additionally, an online archive of the broadcast will also be available through October 31, 2003.

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

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently operates 33 centers in 20 states coast to coast, totaling approximately 6.3 million square feet of gross leasable area. The Company is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2003. For more information on Tanger Outlet Centers, visit its web site at www.tangeroutlet.com.

This press release may contain forward-looking statements regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations and the acquisition or development of new centers. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected  due to  various  factors  including,  but not  limited  to, the risks
associated  with  general  economic  and  local  real  estate  conditions,   the
availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


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

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                           Three Months Ended                Nine Months Ended
                                                                             September 30,                     September 30,
                                                                           2003          2002               2003          2002
-------------------------------------------------------------------------------------------------------------------------------

                                                                              (unaudited)                       (unaudited)
REVENUES
  Base rentals (a)                                                      $20,070      $ 18,673            $59,498       $55,058
  Percentage rentals                                                        793           778              1,743         1,956
  Expense reimbursements                                                  8,419         7,361             25,305        21,876
  Other income                                                            1,073         1,044              2,547         2,358
-------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                    30,355        27,856             89,093        81,248
-------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                     10,073         8,582             30,135        25,729
  General and administrative                                              2,492         2,623              7,375         6,989
  Interest                                                                6,427         7,171             19,707        21,418
  Depreciation and amortization                                           7,084         7,133             21,463        21,365
-------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                    26,076        25,509             78,680        75,501
-------------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
minority interest and discontinued operations                             4,279         2,347             10,413         5,747
Equity in earnings of unconsolidated joint ventures                         267           317                639           250
Minority interest                                                        (1,026)         (596)            (2,415)       (1,270)
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                         3,520         2,068              8,637         4,727
Discontinued operations, net of minority interest (b)                       ---           240               (619)        1,120
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                3,520         2,308              8,018         5,847
Less applicable preferred share dividends                                   ---          (443)              (806)       (1,329)
-------------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                              $3,520        $1,865             $7,212        $4,518
-------------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share (c):
Income from continuing operations                                          $.34          $.20               $.80          $.42
Net income                                                                 $.34          $.22               $.74          $.56
-------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share (c):
Income from continuing operations                                          $.33          $.19               $.79          $.41
Net income                                                                 $.33          $.22               $.72          $.55
-------------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                             $11,854       $10,284            $33,121       $28,594
FFO per common share - diluted (c)                                         $.87          $.84              $2.47         $2.38
-------------------------------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent adjustment of $(35) and $(91) for the three months ended and $(147) and $(193) for the nine months ended September 30, 2003 and 2002, respectively.

(b) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for property disposed of during 2003 and 2002 have been reported above as Discontinued Operations for both the current and prior periods presented. Includes a gain on the sale of previously leased ouparcel of land of $243 for the three and nine months ended September 30, 2002 and a (loss) and gain on the sales of real estate of ($735) and $460 for the nine months ended September 30, 2003 and 2002 respectively.

(c) Relects the change in accounting policy with respect to stock options as permitted by the modified prospective method of SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" whereby, effective
     January 1, 2003, compensation expense is recognized based on the fair value provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" for all options granted since 1995. Results for prior years have not been restated.

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

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                          September 30,      December 31,
                                                                                               2003             2002
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     (unaudited)
ASSETS
  Rental Property
    Land                                                                                      $50,474          $51,274
    Buildings, improvements and fixtures                                                      583,269          571,125
---------------------------------------------------------------------------------------------------------------------------
                                                                                              633,743          622,399
    Accumulated depreciation                                                                 (191,628)        (174,199)
---------------------------------------------------------------------------------------------------------------------------
    Rental property, net                                                                      442,115          448,200
  Cash and cash equivalents                                                                       209            1,072
  Deferred charges, net                                                                         9,398           10,104
  Other assets                                                                                 13,666           18,299
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                           $465,388         $477,675
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                                  $147,509         $150,109
    Mortgages payable                                                                         172,552          174,421
    Lines of credit                                                                             7,272           20,475
---------------------------------------------------------------------------------------------------------------------------
                                                                                              327,333          345,005
  Construction trade payables                                                                   7,188            3,310
  Accounts payable and accrued expenses                                                        13,949           15,095
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                       348,470          363,410
---------------------------------------------------------------------------------------------------------------------------
Commitments
Minority interest                                                                              26,202           23,630
---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
 Preferred shares, $.01 par value, 1,000,000 shares authorized,
  0 and 80,190 shares issued and outstanding
  at September 30, 2003 and December 31, 2002                                                    ---                1
 Common shares, $.01 par value, 50,000,000 shares authorized,
  10,501,643 and 9,061,025 shares issued and outstanding
  at September 30, 2003 and December 31, 2002                                                     105               90
 Paid in capital                                                                              171,747          161,192
 Distributions in excess of net income                                                        (81,063)         (70,485)
 Accumulated other comprehensive loss                                                             (73)            (163)
---------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                                 90,716           90,635
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                             $465,388         $477,675
---------------------------------------------------------------------------------------------------------------------------

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

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
         (In thousands, except per share, state and center information)

                                                                           Three Months Ended          Nine Months Ended
                                                                              September 30,               September 30,
                                                                            2003         2002            2003         2002
---------------------------------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                              $3,520       $2,308          $8,018       $5,847
  Adjusted for:
    Minority interest                                                      1,026          596           2,415        1,270
    Minority interest, depreciation and amortization
     attributable to discontinued operations                                 ---          156            (107)         796
  Depreciation and amortization uniquely significant to real estate
    - wholly owned                                                         7,021        7,056          21,252       20,973
  Depreciation and amortization uniquely significant to real estate
    - unconsolidated joint ventures                                          287          168             808          168
   (Loss)/gain on sale of real estate                                        ---          ---             735         (460)
---------------------------------------------------------------------------------------------------------------------------
      Funds from operations before minority interest                     $11,854      $10,284         $33,121      $28,594
---------------------------------------------------------------------------------------------------------------------------
      Funds from operations per share - diluted                             $.87         $.84           $2.47        $2.38
---------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                    10,404        8,269           9,729        8,078
  Effect of outstanding share and unit options                               219          221             229          176
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    earnings per share computations)                                      10,623        8,490           9,958        8,254
  Convertible preferred shares (a)                                           ---          722             435          724
  Convertible operating partnership units (a)                              3,033        3,033           3,033        3,033
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    funds from operations per share computations)                         13,656       12,245          13,426       12,011
---------------------------------------------------------------------------------------------------------------------------

OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                             5,483        5,493           5,483        5,493
  Partially owned (b)                                                        318          260             318          260
  Managed                                                                    457          434             457          434
---------------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                            6,258        6,187           6,258        6,187

Outlet centers in operation -
  Wholly owned                                                                27           29              27           29
  Partially owned (b)                                                          1            1               1            1
  Managed                                                                      5            4               5            4
---------------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                             33           34              33           34

States operated in at end of period (b)                                       20           21              20           21
Occupancy percentage at end of period (b)                                    95%          96%             95%          96%
---------------------------------------------------------------------------------------------------------------------------
(a)  The convertible  preferred shares and operating partnership units (minority interest)  are not  dilutive on earnings per share  computed in  accordance with generally accepted accounting principles.

(b) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

     We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.


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